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                                                                     Exhibit 6.3


                            MEMORANDUM OF AGREEMENT

     TSET, Inc., a corporation organized and existing under the laws of Nevada ("TSET"); M&M Associates, a partnership between Melvin L. Fuller and Maggie E. Weisberg ("M&M"); and Melvin L. Fuller, an individual resident of the State of California ("Fuller"), hereby agree as follows:

     1. M&M hereby sells, assigns, transfers, and conveys to TSET all right, title, and interest in and to that certain Patent No. 4,803,632, issued on February 7, 1989 for a technology and device commonly known as the "Intelligent Utility Meter System" (the "Patent"), together with any and all improvements, modifications, and derivatives thereof and applications therefor (collectively, the "Improvements"). M&M represents and warrants to TSET that it has complete and unencumbered ownership of the Patent, legal authority to enter into the transactions described herein, and does not require the approval or consent of any other person in connection herewith. In addition to this Memorandum of Agreement, M&M agrees to cooperate in good faith with, and execute and delivery to TSET, any and all additional documents, instruments, certificates, and assignments which may be necessary to more fully evidence the transactions described herein and perfect TSET's ownership in the Patents. In addition to the foregoing, the parties agree that TSET shall be entitled, at its sole option, to pursue any litigation and causes of action which M&M and Fuller may be entitled to pursue, in connection with any actual or potential infringement on the Patents or the Improvements (the "Potential Litigation").

     2. In full and complete consideration and payment for the transactions described in paragraph 1 above, the parties further agree that:

         (a) TSET shall issue to M&M (or its nominee, and in such number of certificates and denominations as M&M may reasonably request) 100,000 shares of TSET's common stock (the "M&M Shares"), M&M acknowledging that the M&M Shares are "investment shares" and shall be subject to the holding period restrictions relating to resale and transfer applicable thereto;

         (b) TSET shall pay to M&M a royalty of 10% on the net profits realized by TSET upon sales of "Electricity Management Units" (the "EMU") in the States of California and Nevada; and

         (c) TSET shall pay to M&M a royalty of 1% on the net profits realized by TSET upon sales of the EMU globally.

Any compensation payable to any persons other than M&M pursuant to this Memorandum of Agreement or otherwise relating to the Patents and the
Improvements shall be paid out of the compensation described in this paragraph
2.
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     3.  The parties agree that M&M, in the person of Fuller and others who have been instrumental in the development of the EMU, will be cooperative in consulting with TSET with respect to the EMU and in the ongoing development and design of new conceptions, applications, and Improvements, production of brochures, videos, and other informational and promotional materials, marketing and distribution activities of TSET with respect thereto, and in connection with the Potential Litigation. The parties shall in good faith agree on rates of compensation for Fuller and such others.

     4. This Memorandum of Agreement: (a) shall be binding upon, and inure to the benefit of, the respective successors, assigns, and heirs of the parties;

         (b) may be signed in multiple counterparts, each of which shall be deemed an original, and all of which shall be deemed one agreement; the parties agree that facsimile signatures shall be sufficient to form the binding obligations contemplated herein regardless of whether manual signatures are exchanged;

         (c) constitutes the entire agreement between the parties with respect to the subject matter hereof and, except as provided above, supersedes all prior agreements and understandings with respect thereto; no other agreement, whether oral or written, shall be used to modify or contradict the provisions hereof unless the same is in writing, signed by the parties, and states that it is intended to amend the provisions of this Memorandum of Agreement; and

         (d) shall be governed by, and construed in accordance with, the laws of the State of Oregon, exclusive of conflicts of laws rules. Any disputes between the parties hereto shall be resolved by arbitration, to be held in Portland, Oregon. A three-person arbitration panel shall be selected, one arbitrator by TSET, one arbitrator by M&M, and the two arbitrators thus selected shall select a third arbitrator. The written decision of such arbitration panel shall be final and binding upon the parties.

     IN WITNESS WHEREOF, the parties have executed and delivered this Memorandum of Agreement effective as of the date first written above.

TSET, Inc.


By:  /s/ Jeffrey D. Wilson
     Chairman and Chief Executive Officer


M&M Associates


By:  /s/ Melvin F. Fuller
     Authorized Signatory

By:  /s/ Maggie E. Weisberg
     Authorized Signatory

/s/ Melvin F. Fuller, individually